[LOGO]    Investor Relations Contact:
                                       HAWK     Hawk Associates, Inc.
                                    ASSOCIATES, Frank Hawkins and Julie Marshall
                                       INC.     Phone: (305) 451-1888
[LOGO] UTG                                      E-mail: info@hawkassociates.com
UNIVERSAL TRAVEL GROUP                          http://www.hawkassociates.com

10940 Wilshire Blvd.  Suite 1600                           ---------------------
Los Angeles, CA 90024                                      News Release: FINAL
Contact: Jacalyn Guo                                       FOR IMMEDIATE RELEASE
e-mail: Jacalyn@chutg.com                                  ---------------------
Phone: (310) 443-4151
www.chutg.com

               Universal Travel Group Closes Acquisition of Foshan
                 Overseas International Travel Service Co. Ltd.

LOS ANGELES and SHENZHEN, China - October 29, 2007 -- Universal Travel Group (OTCBB: UTVG), a fast growing travel services provider in China specializing in packaged tours, air ticketing, hotel reservation, and air cargo transportation, announced today that it has completed the acquisition of Foshan Overseas International Travel Service Co. Ltd. for US $6.5 million, of which $3.2 million in cash will be paid over two years time. The remaining $3.3 million will be satisfied by the issuance of 1,122,986 shares of Universal Travel stock.

Established in 1990, Foshan Overseas International Travel Service Co. Ltd. has 11 operating divisions and handles domestic and international travel inquiries as well as corporate travel, offering specialized packages that include national and international air ticket booking, hotel reservations, conference center reservations and rental cars.

Last year the company served more than 120,000 people with packaged tours and conferences, of those clients approximately 40% were corporate clients with 60% of its clientele comprised of individual consumers. For the first nine months of fiscal 2007 corporate to private customer ratios have remained at 40:60.

Foshan reported unaudited sales revenues of $11.9 million in fiscal 2006 with a net income of $930,000. For the first nine months of fiscal 2007, Foshan reported unaudited sales revenues of approximately $10.6 million with a net income of approximately $970,000.

In fiscal 2006 domestic travel accounted for 52% of Foshan's total revenue, whereas international travel accounted for 48%. For the first nine months of fiscal 2007 the domestic travel market contributed 56% of Foshan's total revenue, with 44% from international travel.

Foshan is recognized as a local market leader within the business economic circle of Foshan, Guangdong Province, with the second largest business volume in its territory. For three consecutive years, the company has been recognized as one of the 100 outstanding enterprises of China and in 2004 was voted one of the most credible enterprises in the country by China National Tourism Administration (CNTA), which is directly regulated by the State Council, responsible for developing, promoting and regulating China's tourism industry.


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Universal Travel Group's Chairwoman and CEO Jiangping Jiang said, "Following the acquisitions of Xi'an Golden Net and Shanghai Lanbao earlier in the year, Universal Travel Group is once again showing that it is well on its way to establishing itself as a leader in the packaged tours segment of China's tourism industry through acquisitions of local industry leaders in the sector. As UTVG grew from a single air ticketing agency in Southern China to a leading travel service provider specializing in all areas of tourism industry, it has focused primarily on packaged tours as a driver to boost the growth of its air ticketing and hotel reservation business segments while establishing industry credibility and brand recognition.

"Presently, China's tourism market demand is $150 billion, with a projected increase of 10% in the next five years. Universal Travel has a wonderful opportunity to expand in this rapidly growing market. In addition, we believe that the 2008 Beijing Olympics will further boost the overall domestic and international travel in and out of China."

"Through the acquisition of Foshan Overseas International, we will increase our market share in the Pearl River Delta region and we will do our best to accelerate the process of Tianjin Golden Dragon's acquisition, and continue to focus our efforts on identifying key acquisition targets."

About Foshan Overseas International Travel Service Co. Ltd.

Foshan Overseas is one of the most popular agencies for business and conference meetings in the region of Foshan City and has been internationally recognized as a high-sales volume agency by foreign tourism ministries. Since inception in 1990, the company has handled the planning and organization of Foshan City government's national and international conventions. Its long operating history has allowed the company to negotiate lower prices with vendors and has assisted in maintaining the company's profitability. The company integrates local tourism resources and plans to expand into all aspects of the tourism industry near its headquarters in Foshan City. The company plans to increase its operating offices and construct a larger business network while maintaining and growing its customer base. The company plans to begin acquiring development rights for tourist hot spots with high potential in growth and development, where the company can build and develop a set of luxury tourist destinations.

About Universal Travel Group
..
Universal Travel Group, a fast growing travel services provider in China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. Universal Travel Group has completed acquisitions of Speedy Dragon, the air cargo transportation company; Xi'an Golden Net, the travel packaged tours company; and Shanghai LanBao, the hotel reservation company. Universal Travel's goal is to become China's leading travel services provider in all fields of tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://www.chutg.com.


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

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.


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